Exhibit 99.1

FOR FURTHER INFORMATION:

Abdo H. Khoury
President and Chief Financial Officer
(714) 751-7400

FOR IMMEDIATE RELEASE

ARV ASSISTED LIVING, INC. ANNOUNCES

PROMETHEUS BUY-OUT PROPOSAL

Costa Mesa, CA, September 23, 2002—ARV Assisted Living, Inc. [AMEX: SRS] (“ARV”) today announced that it has received an unsolicited letter from Prometheus Assisted Living, L.L.C., an affiliate of Lazard Freres & Co. LLC, in which Prometheus stated that it has decided to propose a transaction to acquire for cash all of the outstanding shares of common stock of ARV not currently owned by Prometheus or its affiliates. Prometheus stated that it expects the price to be in the range of $3.25 to $3.60 per share in cash, subject to completion of confirmatory due diligence and negotiation of the terms of a mutually acceptable merger agreement. Prometheus further stated that following the completion of the transaction it intends to combine ARV with Atria, Inc. and Kapson Senior Quarters Corp. (also assisted living companies), subject to receipt of all necessary approvals and consents, but that its proposed acquisition of the remaining shares of ARV is not dependent on any subsequent transaction with Atria or Kapson. Prometheus also stated that it is not interested in selling its shares in ARV.

Prometheus currently owns approximately 43.5 percent of the outstanding shares of ARV, and owns warrants which, if exercised, would result in ownership of approximately 47.8 percent of the outstanding shares of ARV. Pursuant to the terms of certain agreements, Prometheus’ ability to purchase shares and engage in other transactions with ARV is subject to certain restrictions.

ARV’s board of directors has formed a special committee, consisting of two independent directors, to evaluate Prometheus’ proposal and to consider options that may be available to ARV. Cohen & Steers Capital Advisors LLC has been engaged to provide financial advice in connection with the proposal. There is no assurance that any definitive proposal will be forthcoming or that any definitive transaction will ultimately occur.

About the Company

Founded in 1980, ARV is one of the largest operators of assisted living communities in the nation, currently operating 59 communities containing approximately 7,000 units in eleven states. The Company’s common stock is traded on the American Stock Exchange under the symbol SRS, and its home page can be found at www.arvi.com.

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as a result of various factors, including, without limitation, licensing; delays in satisfaction of or the inability to satisfy licensure requirements for acquired communities; business conditions; competition; financings; changes in interest rates; acquisition risks; market factors that could affect the value of the Company’s properties; the risks of downturns in economic conditions generally; satisfaction of closing conditions; the possibility that financing for acquisition and refinancing of maturing loans may become less available or more expensive; the possibility that divestitures may not be completed as planned; and the possibility that integration of operations for communities acquired may not occur efficiently. These and other risks are detailed in the Company’s reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.